Exhibit 2.1
PLAN OF CONVERSION
OF
GRANITE RIDGE RESOURCES, INC., A DELAWARE CORPORATION,
INTO
GRANITE RIDGE RESOURCES, INC., A TEXAS CORPORATION
This PLAN OF CONVERSION (this “Plan”), dated as of August 5, 2026, is hereby adopted by Granite Ridge Resources, Inc., a Delaware corporation (the “Converting Entity”), in order to set forth the terms, conditions and procedures governing its conversion into, and continued existence as, Granite Ridge Resources, Inc., a Texas corporation (the “Converted Entity”), pursuant to Title 1, Chapter 10, Subchapter C of the Texas Business Organizations Code (the “TBOC”).
WHEREAS, the board of directors of the Converting Entity has approved this Plan and the conversion of the Converting Entity into the Converted Entity (the “Conversion”), has adopted such resolutions as required pursuant to the terms of the Delaware General Corporation Law (the “DGCL”), and has submitted and recommended this Plan and the Conversion for approval by the stockholders of the Converting Entity, and the stockholders of the Converting Entity have validly approved this Plan and the Conversion in accordance with the requirements of the DGCL and the Amended and Restated Certificate of Incorporation of the Converting Entity (the “Certificate of Incorporation”).
NOW, THEREFORE, the Converting Entity does hereby adopt this Plan, as set forth below:
1.    Plan of Conversion.
a.    The name of the Converting Entity is “Granite Ridge Resources, Inc.”, a Delaware corporation.
b.    The name of the Converted Entity is “Granite Ridge Resources, Inc.”, a Texas corporation.
c.    The Converting Entity is continuing its existence, without lapse or interruption, in the organizational form of a Texas for-profit corporation under the name “Granite Ridge Resources, Inc.”
d.    The Converted Entity is to be a corporation and its jurisdiction of formation is the State of Texas.
e.    As of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, (i) each share of Common Stock, par value $0.0001 per share, of the Converting Entity issued and outstanding or held in treasury immediately prior to the Effective Time shall be automatically converted into one share of Common Stock, par value $0.0001 per share, of the Converted Entity. At and after the Effective Time: (x) all of the outstanding certificates that immediately prior thereto represented issued and outstanding shares of Common Stock of the Converting Entity shall be deemed for all purposes to evidence ownership of and to represent shares of Common Stock of the Converted Entity into which the shares represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Converted Entity and its transfer agent; and (y) all of the issued and outstanding shares of Common Stock of the Converting Entity that are in uncertificated book-entry form shall automatically become the number and class of shares of the Converted Entity into which such shares of the Converting Entity have been converted as herein provided in accordance with the customary procedures of the Converting Entity’s transfer agent.

f.    As of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, each employment letter or agreement, employee benefit plan or agreement, incentive compensation plan or agreement or other similar plan or agreement to which the Converting Entity is a party, or otherwise maintains, sponsors or contributes, shall continue to be a plan or agreement of the Converted Entity on the same terms and conditions and any references to the Converting Entity thereunder shall mean the Converted Entity on and after the Effective Time. To the extent that any such plan, letter or agreement provides for the issuance, or is otherwise based on the value, of common stock or other equity security of the Converting Entity, as of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, such plan or agreement shall be deemed to provide for the issuance, or be based on the value, of common stock or other equity security of the Converted Entity, respectively.
g.    As of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, each agreement to which the Converting Entity is a party, shall continue to be an agreement of the Converted Entity on the same terms and conditions and any references to the Converting Entity thereunder shall, on and after the Effective Time, mean the Converted Entity.
2.    Effective Time. The Conversion will be consummated under the TBOC by filing with the Secretary of State of the State of Texas (a) a Certificate of Conversion in the form required by the TBOC (the “Texas Certificate”) and executed in accordance with the relevant provisions of the TBOC and (b) a Certificate of Formation in the form attached hereto as Exhibit A (the “Certificate of Formation”). The time specified on such Texas Certificate, 10:59 p.m. Central Time on August 5, 2026, shall be the “Effective Time”. Simultaneously with the filing of the Texas Certificate, the Converting Entity is authorized and empowered to take any such actions as may be necessary or prudent in connection with the Conversion under the DGCL, including the filing of a Certificate of Conversion with the Secretary of State of the State of Delaware.
3.    Effects of the Conversion. The Conversion will have the effects set forth in the TBOC and, to the extent necessary, the DGCL, including without limitation the effects set forth in Section 1(c) of this Plan. The Converted Entity will be responsible for the payment of all of the Converting Entity’s fees and franchise taxes and will be responsible for all of its debts and liabilities.
4.    Governance of the Converted Entity. On and after the Effective Time, the affairs of the Converted Entity shall be governed in accordance with the TBOC and the Certificate of Formation, and the Bylaws of the Converted Entity in substantially the form attached hereto as Exhibit B. Immediately after the Effective Time, the directors and officers of the Converting Entity shall continue as the directors and officers of the Converted Entity.
5.    Plan of Reorganization. It is intended that the Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any similar provision of state or local law). This Plan of Conversion shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations promulgated under the Code.
6.    Foreign Qualifications of the Converted Entity. For the purpose of authorizing the Converted Entity to do business in any state, territory or dependency of the United States, including, but not limited to, Delaware, or in any foreign country in which it is necessary or expedient for the Converted Entity to transact business, the officers of the Converted Entity are hereby authorized and empowered to appoint and substitute all necessary agents or attorneys for service of process, to designate and to prepare, execute, and file, for and on behalf of the Converted Entity, all necessary certificates, reports, powers of attorney, and other instruments as may be required by the laws of such state, territory, dependency or foreign country to authorize the Converted Entity to transact business therein, and whenever it is expedient for the Converted Entity to cease doing business therein and withdraw therefrom, to revoke any appointment of agent or attorney for service of process, and to file such certificates, reports, revocation of appointment or surrender of authority as may be necessary to terminate the authority of the Converted Entity to do business in any such state, territory, dependency or foreign country, and all actions taken by the officers of the Converted Entity prior to the Effective Time in furtherance of this Section 6 shall be, and each of them hereby is, approved, ratified and confirmed in all respects as the proper acts and deeds of the Converted Entity.
7.    Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as expressly provided herein. It being understood that, notwithstanding anything to the contrary in this Plan, no provision of this Plan is intended to, or does, confer any rights or remedies on any current or former employee or other service provider of the Converting Entity (nor any other individual associated therewith) and none of such individuals shall be regarded for any purpose as a third party beneficiary to this Plan.
8.    Severability. Whenever possible, each term and provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any term or provision of this Plan is held to be prohibited by or invalid under applicable law or in any jurisdiction, such term or provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan. Upon the determination that any term or provision of this Plan is invalid, illegal or unenforceable, such term or provision shall be deemed amended in such jurisdiction, without further action on the part of any person or entity, to the limited extent necessary to render the same valid, legal or enforceable.
[Signature Page Follows]

IN WITNESS WHEREOF, Granite Ridge Resources, Inc., a Delaware corporation, has caused this Plan of Conversion to be executed by its duly authorized representative as of the date first stated above.
Granite Ridge Resources, Inc.
a Delaware corporation
By: /s/ Tyler S. Farquharson
Name:    Tyler S. Farquharson
Title:    President and Chief Executive Officer
[Signature Page to Plan of Conversion]

EXHIBIT A
Certificate of Formation
[See attached.]
Exhibit A

EXHIBIT B
Bylaws
[See attached.]
Exhibit B